Exhibit (a)(1)(K)

OFFER TO PURCHASE FOR CASH

outstanding ordinary shares and
American depositary shares of

RINKER GROUP LIMITED

on the basis of

US$13.00 for each ordinary share
US$65.00 for each American depositary share

by

CEMEX Australia Pty Ltd

an indirect wholly-owned subsidiary of

CEMEX, S.A.B. de C.V.

The Offer will expire at 7 pm (Sydney time) on 31 January 2007, 3 am (New York time) on 31 January 2007, unless the Offer is extended or the Offer is withdrawn.

December 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by CEMEX Australia Pty Ltd (Bidder), a proprietary company organized under the laws of Victoria, Australia and an indirect wholly-owned subsidiary of CEMEX, S.A.B. de C.V. (CEMEX), to act as Lead Financial Adviser to CEMEX in connection with Bidder’s offer (the Offer) to acquire all outstanding ordinary shares of Rinker (Rinker Shares), and all outstanding American depositary shares which each represent an ownership interest in five (5) Rinker Shares (Rinker ADSs and together with the Rinker Shares, Rinker Securities) and are evidenced by American depositary receipts (ADRs), upon the terms and subject to the conditions of the Offer (as extended and amended by the First Supplementary Bidder’s Statement and including, if the Offer is further extended or amended, the terms and conditions of any such further extension or amendment), as described in the Bidder's Statement, dated 30 October 2006 (the Bidder’s Statement), the First Supplementary Bidder’s Statement, the revised ADS Letter of Transmittal and the revised ADS Notice of Guaranteed Delivery. Capitalized terms used but not defined in this letter which are defined in the Bidder’s Statement shall have the meanings given to them in the Bidder’s Statement.

The Offer is subject to a number of conditions. In summary, they include requirements that:

1.	Bidder obtains relevant interests in at least 90% of Rinker Shares;

2.	all regulatory approvals are obtained and no adverse regulatory actions occur, including no objections under Australian foreign investment laws or US antitrust (competition) laws;

3.	no material adverse change occurs in the Rinker Group;

4.	no mergers or material acquisitions, disposals or new commitments are undertaken by the Rinker Group;

5.	no material change of control rights exist;

6.	the S&P/ASX 200 Index does not fall below 4,800;

7.	CEMEX is granted equal access in certain circumstances to information about the Rinker Group;

8.	no distributions are made by Rinker other than cash dividends declared and paid in the ordinary course; and

9.	no Prescribed Occurrences occur.

A more detailed discussion of the conditions to the consummation of the Offer can be found in Section 8.6 of the Bidder’s Statement, “Offer terms”.

For your information and for forwarding to those of your clients for whom you hold Rinker ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Supplementary Bidder’s Statement.
2.	Revised ADS Letter of Transmittal to be used by Rinker ADSholders in accepting the Offer.
3.
Revised ADS Notice of Guaranteed Delivery to be used to accept the Offer if certificates representing the ADSs are not immediately available or the ADSholder is not able to deliver the certificates and all other required documents to the Depositary before the Offer expires.

4.
A Letter to Clients which may be sent to your clients for whose account you hold Rinker ADSs in your name or in the name of a nominee, with space provided for obtaining such client’s instructions and election with regard to the Offer.

5.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 included in the ADS Letter of Transmittal.
6.	Return envelope addressed to Computershare Trust Company, N.A., as US Depositary.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 7 pm (Sydney time) on 31 January 2007, 3 am (New York time) on 31 January 2007, unless the Offer is extended or the Offer is withdrawn.

To accept the Offer, Rinker ADSholders must either: (i) complete and sign the yellow ADS Letter of Transmittal in accordance with the instructions on it and (A) return it, together with the ADRs evidencing their Rinker ADSs and any other documents required by the ADS Letter of Transmittal, in the enclosed envelope (where applicable) or to an address on the ADS Letter of Transmittal, or (B) tender their Rinker ADSs pursuant to the procedures for book-entry transfer set out in Section 8.3(d) of the Bidder’s Statement; or (ii) contact their broker or other nominee, and instruct them to accept the Offer for them. If any Rinker ADSs are registered in the name of a broker or other nominee, Rinker ADSholders must contact such nominee to accept the Offer. If the ADRs evidencing Rinker ADSs are not immediately available, or Rinker ADSholders cannot comply with the procedures for book-entry transfer set out in Section 8.3(d) of the Bidder’s Statement before the end of the Offer Period, they may tender their Rinker ADSs by following the procedures for guaranteed delivery set out in Section 8.3(d) of the Bidder’s Statement.

Subject to the Corporations Act 2001 (Cth) and the terms and conditions of the Offer (including without limitation the conditions referred to in Section 8 of the Bidder’s Statement, "Offer terms"), Bidder will pay the consideration for Rinker ADSs validly deposited under the Offer and not properly withdrawn, on or before the earlier of: (i) the day that is one month after the later of the date of the Rinker ADSholder’s acceptance or, if at the time of the Rinker ADSholder’s acceptance the Offer is subject to a Defeating Condition, one month after any contract resulting from the Rinker ADSholder’s acceptance of the Offer becomes, or is declared, unconditional and (ii) the day that is 21 days after the end of the Offer Period. In any case, payment of the consideration under the Offer shall not be made until the ADRs evidencing tendered Rinker ADSs or, in the case of a book-entry transfer, book-entry confirmation, in respect to which the Offer is being accepted and any other required documents have been received by the US Depositary at one of its addresses set forth on the first and last pages of the ADS Letter of Transmittal. Bidder will determine in its sole discretion all questions as to the form of documents, including any notice of withdrawal and the validity, eligibility (including time of receipt) and acceptance of tendered Rinker ADSs. Bidder’s determination will be final and binding on all parties. Under no circumstances will interest be paid on the Offer price for tendered Rinker Securities, whether or not this Offer is further extended.

Please note that pursuant to the terms of the Offer, if a Rinker ADSholder elects to tender, all Rinker ADSs that the holder owns must be tendered.

Bidder will not pay any fees or commissions to any broker or dealer or other person (other than the Lead Financial Adviser and the Co-Financial Advisor as described in Section 7.16 of the Bidder’s Statement) in connection with the solicitation of tenders of ADSs pursuant to the Offer. Bidder will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers. Bidder will pay or cause to be paid any Australian or US security transfer taxes payable on the transfer of Rinker Securities to it, except as otherwise provided in the Offer.

Questions and requests for additional copies of the enclosed material may be directed to the US Information Agent at its address and telephone numbers set forth in the enclosed Bidder’s Statement.

Very truly yours,

Citigroup Global Markets Inc.

Nothing contained herein or in the enclosed documents shall render you or any other person the agent of Bidder, the US Depositary, the US Information Agent, the Lead Financial Advisor or any affiliate thereof or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Offer other than the documents enclosed and the statements contained therein.